Mail Stop 3561

December 1, 2005

Eugene Wielepski
Chief Financial Officer and Vice President-Finance
I.C. Isaacs & Company, Inc.
3840 Bank Street
Baltimore, Maryland  21224-2522

		Re:	I.C. Isaacs & Company, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004 and related amendments
Form 10-Q for Quarterly Period Ended March 31, 2005 and related amendments
Form 10-Q for Quarterly Period Ended June 30, 2005 and related amendments
Form 10-Q for Quarterly Period Ended September 30, 2005
			File No. 0-23379

Dear Mr. Wielepski:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief